Exhibit 99.2
Description of Annual Bonus Program (Vice President level and above)
I. Purpose:
This Annual Bonus Program is designed to reward Diamond Foods employees with positions of Vice President and above for their outstanding performance in support of Diamond’s business objectives and to align variable compensation with the financial performance of the Company.
II. Eligibility:
Each year, Employees as of April 1 are eligible for this program, which participation may be on a pro rata basis in the discretion of the Compensation Committee.
III. Description:
The Annual Bonus Program is designed to reward officers for performance that supports the Company’s business objectives and to pay variable compensation depending upon the Company’s financial performance. A portion of each officer’s bonus will be paid based on the the individual’s achievement of pre-determined goals, relating to factors such as market share, revenue, profitability, cost efficiency, products, brand equity, human capital, distribution, and financial and information technology infrastructure. Another portion of each officer’s bonus will be paid based on the Company’s performance relative to one or more company-wide financial metrics. Corporate financial metrics may relate to, without limitation, revenues, gross margin, operating margin, earnings growth, earnings per share, and non-GAAP calculations of any such metrics, at the discretion of the Compensation Committee. Actual objectives and metrics, minimum thresholds required to earn a bonus, target bonus amounts, maximum bonus, and relative allocation bonus program components, will be established from time to time by the Compensation Committee.
IV. Payment of Bonus:
Bonuses under this Annual Bonus Program will be paid in September of each year, unless otherwise determined by the Compensation Committee. An officer must be an active employee on the date of payment to be eligible to receive any payment under this program.